Exhibit 99.1
Codex DNA Reports First Quarter 2022 Financial Results

SAN DIEGO – May 10, 2022 – Codex DNA, Inc. (Nasdaq: DNAY), a pioneer in automated benchtop synthetic biology systems, today reported financial results for the first quarter ended March 31, 2022.

“In the first quarter of 2022, we delivered robust revenue growth across our product portfolio,” said Todd R. Nelson, PhD, CEO of Codex DNA. “With a strong global team, an expanding commercial presence, and groundbreaking enzymatic DNA synthesis technologies in development, we are in an excellent position to deliver on our mission to allow more customers to design and build synthetic DNA to address some of humanity’s biggest challenges.”

Recent Highlights
Continued to execute in all areas of our growth strategy:
•Increased total revenue by 142% over prior year period
•Grew revenue by 82% on an organic basis, excluding contributions from Eton Bioscience
•Sold a record high number of BioXp™ systems and experienced strong BioXp kit growth
•Showcased innovative SOLA enzymatic DNA synthesis technology and automated benchtop BioXp systems at SynBioBeta’s Built with Biology Global Conference

Advanced our research and development programs:
•Achieved important milestones in our SOLA enzymatic DNA synthesis (EDS) program, including synthesis of a full-length SARS-COV-2 spike protein gene, which is approximately 3,900 base pairs in length and the company’s longest gene ever assembled enzymatically
•Continued to successfully build full-length genes, mRNA, and protein starting from DNA generated using our SOLA EDS technology and BioXp instrumentation
•Continued progressing towards a targeted second half 2022 launch of the higher-throughput BioXp 9600 instrument, BioXp protein synthesis kit, and BioXp rapid-scale mRNA synthesis kit
•Conducted the company’s first R&D webinar for investors and described the future promise of the company’s pipeline, with a specific focus on its proprietary SOLA EDS technology

First Quarter 2022 Financial Results
•Revenue was $5.6 million for the first quarter 2022, a 142% increase from $2.3 million for the same period in the prior year. This growth was driven by sales of BioXp 3250 instruments and kits and services. Royalties and other revenue also grew primarily due to an increase in revenue related to collaborations.
•Cost of revenue for the first quarter 2022 was $2.9 million, compared to $1.0 million for the same period in the prior year. The increase of $1.9 million was primarily driven by increased sales, resulting in higher raw material costs associated with reagents sales and biofoundry services, shipping and logistics costs, and increased personnel and departmental expenses.
•Operating expenses were $15.6 million for the first quarter 2022, compared to $7.6 million for the same period in the prior year. This increase was driven by headcount expansion across our business, primarily in our commercial, research and development, and general and administrative organizations. Other expense increases were related to professional services, R&D material costs, facility costs, and insurance costs.
•Net loss was $13.2 million for the first quarter 2022, compared to $7.4 million in the same period in the prior year. Net loss per share was $0.45 for the first quarter of 2022, compared to $1.43 for the corresponding prior year period.

Exhibit 99.1
•Cash, cash equivalents and investments were $76.8 million as of March 31, 2022. In addition, the Company has approximately $14.8 million of debt outstanding as of March 31, 2022.

Webcast and Conference Call Information
Company management will host a conference call today, Tuesday, May 10, 2022, at 1:30 p.m. PDT / 4:30 p.m. EDT to discuss the financial results and other recent corporate highlights.

The press release and live audio webcast can be accessed via the Investor section of Codex DNA’s website at www.codexdna.com. The conference call can be accessed by dialing (888) 705-0127 (domestic) or +1 (409) 937-8880 (international) and referring to conference ID 7942349. Please log in approximately 5-10 minutes before the event to ensure a timely connection. The archived webcast will remain available for replay on Codex DNA’s website for 30 days.

About Codex DNA
Codex DNA is empowering scientists with the ability to create novel, synthetic biology-enabled solutions for many of humanity’s greatest challenges. As inventors of the industry-standard Gibson Assembly® method and the first commercial automated benchtop DNA and mRNA synthesis system, Codex DNA is enabling rapid, accurate and reproducible writing of DNA and mRNA for numerous downstream markets. The award-winning BioXp™ system consolidates, automates and optimizes the entire synthesis, cloning and amplification workflow. As a result, it delivers virtually error-free synthesis of DNA and RNA at scale within days and hours instead of weeks or months. Scientists around the world are using the technology in their own laboratories to accelerate the design-build-test paradigm for novel, high-value products for precision medicine, biologics drug discovery, vaccine and therapeutic development, genome editing, and cell and gene therapy. Codex DNA is a public company based in San Diego. For more information, visit codexdna.com.

Codex DNA, the Codex DNA logo, Gibson Assembly, and BioXp are trademarks of Codex DNA Inc.

Forward-Looking Statements
This press release contains forward-looking statements. All statements other than statements of historical facts contained herein are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements include statements regarding Codex DNA’s future financial performance, growth of operations and customer base, progress made on achieving corporate goals, and the future release and success of products and services. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties, many of which are beyond our control, include risks described in the section entitled Risk Factors and elsewhere in our Quarterly Report on Form 10-Q, which is anticipated to be filed with the Securities and Exchange Commission on May 11, 2022. These forward-looking statements speak only as of the date hereof and should not be unduly relied upon. Codex DNA disclaims any obligation to update these forward-looking statements.

Exhibit 99.1

Exhibit 99.1

Contact:
Richard Lepke
Director of Investor Relations
(619) 840-5392
RichardL@codexdna.com